Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

For More Information:

Investor Contact:	Press Contact:
Karen Blasing	Gwen Murphy
Nuance	Nuance
(650) 847-0000	(650) 847-0000
kblasing@nuance.com	gmurphy@nuance.com

CEO RONALD CROEN TO BECOME CHAIRMAN OF THE BOARD OF NUANCE;
COMPANY BEGINS CEO SEARCH

Croen to Continue as CEO Until Successor is Selected and Transition is Complete

MENLO PARK, Calif., July 23, 2002—Nuance (Nasdaq: NUAN) today announced that Ronald Croen, president, chief executive officer and founder, will become Chairman of the Board of Directors of Nuance, and plans to step out of the CEO role. Croen will continue on a full-time basis as CEO until a successor is identified and the transition is completed. A search for a new chief executive is underway, and Croen is actively participating with Nuance’s Board of Directors in the search.

Croen has been involved with Nuance as founder and leader for nearly a decade, guiding its incubation at SRI International and its growth into an industry leader.

“We are very grateful for Ron’s many accomplishments as CEO,” said Alan Herzig, president and CEO of SRI Holdings, Inc., a subsidiary of SRI International, and member of Nuance’s Board of Directors. “We believe the company is well positioned to attract a talented successor, and we look forward to Ron’s continued leadership as Chairman.”

“It has been extremely fulfilling to help take our groundbreaking speech technology from a dream in a laboratory to common use in everyday life,” said Croen. “The role of CEO is extremely demanding, and as I approach the mark of ten years of service leading this effort day to day, I am looking forward to having the freedom to pursue personal and family interests, as well as taking an active role as Chairman of the Board. I am committed to Nuance’s continued success.”

Nuance has retained premier executive search firm Heidrick and Struggles to conduct the CEO search.

About Nuance

Nuance speech recognition, voice authentication and text-to-speech software is changing the way companies interact with customers over the phone. In markets around the world, leading carriers and corporations—including British Airways, Nomura Securities, OnStar, Sprint PCS, United Parcel Service, Vodafone, and many more—use Nuance’s software to reduce costs, increase customer satisfaction and retention, create new sources of revenue and improve security. Nuance’s software powers a range of innovative applications including automated directory assistance, voice-activated dialing, self-service banking and voice-driven customer relationship management. The Company is headquartered in Menlo Park, Calif. and has offices around the world. For more information, visit www.nuance.com or call 1-888-NUANCE-8.

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This press release contains forward-looking statements, including, for example, those relating to the success of Nuance’s business and the company’s ability to recruit and hire a new chief executive officer. There is no assurance that the results contemplated by any forward-looking statements will be realized. The following factors, risks and uncertainties, among others, could cause actual results to differ materially from those described or implied in this press release’s forward-looking statements: the risk that Nuance’s business will not grow or will decline; the risk that the company could encounter delays in recruiting and hiring a new chief executive officer and that those delays could impact the company; and other factors described in Nuance’s filings with the Securities and Exchange Commission, including but not limited to Nuance’s last-filed annual and quarterly reports on forms 10-K and 10-Q. Nuance does not undertake to update any oral or written forward-looking statements that may be made by or on behalf of Nuance.

Nuance is a registered trademark of Nuance Communications, Inc. All other trademarks are the property of their respective owners.

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